Exhibit 99.1

	Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company 210-828-7689 Lisa Elliott / lelliott@drg-e.com Anne Pearson / apearson@drg-e.com DRG&E / 713-529-6600

For Immediate Release

Pioneer Drilling Reports Fourth Quarter 2009 Results

SAN ANTONIO, Texas, February 16, 2010 – Pioneer Drilling Company, Inc. (NYSE Amex: PDC) today reported financial and operating results for the three and twelve months ended December 31, 2009.

Some of the highlights during the fourth quarter include:

•	Drilling rig utilization increased to 41% from 35% in the prior quarter

•	Three more drilling rigs were contracted to work in Colombia, bringing the total to eight rigs

•	Expanded presence in shale plays in both the Drilling Services and Production Services divisions

•	Capital expenditures budget of $80 million approved for 2010

Fourth Quarter 2009 Results

Net loss for the fourth quarter was $8.4 million, or $0.16 per diluted share, compared with a net loss for the third quarter of 2009 (“the prior quarter”) of $9.2 million, or $0.18 per diluted share. The net loss for the fourth quarter of 2009 included the positive earnings impact of a $3.5 million tax benefit from the reversal of a valuation allowance on deferred tax assets associated with foreign net operating losses that we expect to apply against future taxable income. Net loss adjusted to exclude that tax benefit was $11.9 million, or $0.23 per diluted share for the fourth quarter of 2009(1).

Net loss for the fourth quarter of 2008 (“the year-earlier quarter”) was $117.9 million, or $2.37 per diluted share. The fourth quarter 2008 net loss included a $118.6 million goodwill impairment charge and a $52.8 million intangible asset impairment charge.

Revenues for the latest quarter were $81.2 million, compared with $74.4 million for the prior quarter and $170.7 million for the year-earlier quarter. The increase in fourth quarter revenue compared to the prior quarter was primarily due to an increase in Drilling Services revenues as a result of higher rig utilization. EBITDA(2) for the fourth quarter was $14.1 million, compared to $15.2 million for the prior quarter and $60.4 million for the year-earlier quarter.

Full Year 2009 Results

Net loss for the twelve months ended December 31, 2009, was $23.2 million, or $0.46 per share, compared with a net loss of $62.7 million, or $1.26 per diluted share for the twelve months ended December 31, 2008. The net loss for 2008 included a $118.6 million goodwill impairment charge and a $52.8 million intangible asset impairment charge. Revenues for 2009 were $325.5 million, compared with $610.9 million for the same period last year. EBITDA(2) for 2009 was $74.9 million, compared to $214.8 million for 2008.

Operating Results

Revenues for the Drilling Services Division were $54.6 million for the fourth quarter, a 14% increase from the prior quarter. During the fourth quarter, the utilization rate for our drilling rig fleet averaged 41%, up from 35% in the prior quarter, but down from 87% utilization in the year-earlier quarter. Average drilling revenues per day decreased 4% during the fourth quarter primarily due to the expiration of two long-term contracts that were earning relatively high daywork rates when compared to current rates. Average operating costs were $14,692 per day for the fourth quarter, a 6% decrease when compared to the prior quarter. Drilling Services margin(3) was flat at $5,629 per day in the fourth quarter, versus $5,623 per day in the prior quarter.

Revenues for the Production Services Division increased modestly to $26.6 million in the fourth quarter from $26.3 million in the prior quarter. Production Services margin(3) as a percentage of revenue decreased to 33% in the fourth quarter from 37% in the prior quarter. Currently, 68 of Pioneer’s 74 workover rigs have crews assigned and are operating or being actively marketed, while the remaining six workover rigs are idle with no crews assigned.

“As 2010 gets under way, we are continuing to see an increase in demand for our equipment, driven by the growing activity in the U.S. shale plays and in Colombia,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “Our Drilling Services Division now has five rigs working in the Marcellus Shale, five operating in the Bakken Shale and five additional rigs operating in various other shale plays. While we averaged 41% utilization in the fourth quarter, demand has improved, and the utilization rate in our Drilling Services Division is currently 56%.

“We currently have seven rigs operating under drilling contracts in Colombia, of which, five rigs are drilling and two rigs have moved to their initial well site locations and are expected to begin drilling in late February. An eighth drilling rig is expected to begin drilling operations in Colombia in April. Six of these drilling rigs assigned to Colombia have term contracts that expire in December 2012, and the remaining two rigs have term contracts that expire in September 2010. As a result of the new contracts in Colombia as well as new contracts in the U.S., we have increased the number of rigs operating under term contracts from four rigs at the end of the 2009 to 15 rigs, or 21% of our fleet, currently.

“In our Production Services Division, we are continuing to expand well servicing operations in the shale plays. Today, we have well services rigs operating in the Bakken Shale, Fayetteville Shale, Haynesville Shale, and we have secured a yard to service the Eagle Ford Shale. Other regions such as South Louisiana and the Black Warrior Basin in Mississippi are also showing signs of strength. Like our Drilling Services Division, demand was soft at the beginning of 2010, but has gradually improved over the last several weeks. Utilization for workover rigs has grown from an average of 53% in the fourth quarter to about 60% today. Likewise, our wireline business is improving and we are now positioned for work in the Marcellus Shale, Haynesville Shale and South Louisiana where we will provide both onshore and offshore wireline services,” Locke said.

“In November, we raised $24 million in net proceeds from an equity offering in order to provide additional financial flexibility and position us to market our equipment to maximize our revenue. In 2010, we intend to continue to expand our operations in the most active basins and make selective upgrades to our equipment as needed by our customer base.”

Pioneer’s working capital was $90.3 million at December 31, 2009, up from $64.4 million at December 31, 2008. Income taxes receivable increased $36.1 million as of December 31, 2009 when compared to December 31, 2008 primarily due to net operating loss carry-backs that we expect will result in income tax refunds in the second quarter of 2010. Our cash and cash equivalents were $40.4 million at the end of the fourth quarter, up from $26.8 million at December 31, 2008. The year-over-year increase in cash and cash equivalents was primarily due to $123.3 million of cash provided by operating activities and $24.0 million in net proceeds from our equity offering in November 2009. The increase in cash and cash equivalents was partially offset by our use of $114.7 million for property and equipment expenditures, debt payments of $17.3 million and debt costs of $2.6 million incurred to amend our senior secured revolving credit facility.

Currently, $257.5 million is outstanding under our senior secured revolving credit facility, of which, $1.9 million is due in the first quarter of 2010 and the remaining $255.6 million is due at maturity on August 31, 2012. There are no limitations on our ability to borrow funds under our senior secured revolving credit facility other than maintaining compliance with the applicable covenants.

Conference Call

Pioneer’s management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9819 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available approximately two hours after the call ends and will be accessible until February 23rd. To access the replay, dial (303) 590-3030 and enter the pass code 4206132#.

The conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG &E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 74 workover rigs (69 550-horsepower rigs, 4 600-horsepower rigs and 1 400-horsepower rig), 65 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,

Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas producing companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; the supply of marketable drilling rigs, workover rigs and wireline units within the industry; the continued availability of drilling rig, workover rig and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth; changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2009. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether, as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

(1)	A reconciliation of net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets to net loss as reported is included in the table to this press release. We believe that net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets is a useful measure for evaluating financial performance, although it is not a measure of financial performance under GAAP. Net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets as presented may not be comparable to other similarly titled measures reported by other companies.

(2)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the tables to this press release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.
(3)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net earnings (loss) is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

– Financial Statements and Operating Information Follow –

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended (unaudited)			Years ended December 31, (audited)
	December 31,		September 30, 2009
	2009	2008		2009	2008

Revenues:
Drilling services	$54,581	$123,303	$48,084	$219,751	456,890
Production services	26,630	47,392	26,282	105,786	153,994

Total revenue	81,211	170,695	74,366	325,537	610,884

Costs and Expenses:
Drilling services	39,463	71,731	35,315	147,343	269,846
Production services	17,752	26,226	16,638	68,012	80,097
Depreciation and amortization	27,719	26,221	26,952	106,186	88,145
Selling, general and administrative	9,608	12,123	8,892	37,478	44,834
Bad debt (recovery) expense	71	639	(1,409)	(1,642)	423
Impairment of goodwill	—	118,646	—	—	118,646
Impairment of intangible assets	—	52,847	—	—	52,847

Total costs and expenses	94,613	308,433	86,388	357,377	654,838

Income (loss) from operations	(13,402)	(137,738)	(12,022)	(31,840)	(43,954)

Other (expense) income:
Interest expense	(3,590)	(3,460)	(1,839)	(9,145)	(13,072)
Interest income	35	261	43	217	1,256
Other	(251)	471	222	596	(918)

Total other expense	(3,806)	(2,728)	(1,574)	(8,332)	(12,734)

Income (loss) before income taxes	(17,208)	(140,466)	(13,596)	(40,172)	(56,688)
Income tax benefit (expense)	8,824	22,562	4,406	16,957	(6,057)

Net earnings (loss)	$(8,384)	$(117,904)	$(9,190)	$(23,215)	$(62,745)

Earnings (loss) per common share:
Basic	$(0.16)	$(2.37)	$(0.18)	$(0.46)	$(1.26)

Diluted	$(0.16)	$(2.37)	$(0.18)	$(0.46)	$(1.26)

Weighted average number of shares outstanding:
Basic	51,742	49,818	49,845	50,313	49,789
Diluted	51,742	49,818	49,845	50,313	49,789

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$40,379	$26,821
Receivables, net of allowance for doubtful accounts	81,467	99,423
Deferred income taxes	5,560	6,270
Inventory	5,535	3,874
Prepaid expenses and other current assets	6,199	8,902

Total current assets	139,140	145,290

Net property and equipment	637,022	627,562
Intangible assets, net of amortization	25,393	29,969
Other long-term assets	21,061	21,658

Total assets	$822,616	$824,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,324	$21,830
Current portion of long-term debt	4,041	17,298
Prepaid drilling contracts	408	1,171
Accrued expenses	29,031	40,619

Total current liabilities	48,804	80,918
Long-term debt, less current portion	258,073	262,115
Other long term liabilities	6,457	6,413
Deferred income taxes	87,834	60,915

Total liabilities	401,168	410,361
Total shareholders’ equity	421,448	414,118

Total liabilities and shareholders’ equity	$822,616	$824,479

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Years ended December 31,
	2009	2008

Cash flows from operating activities:
Net earnings (loss)	$(23,215)	$(62,745)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	106,186	88,145
Allowance for doubtful accounts	(1,170)	1,591
Gain on dispositions of property and equipment	56	(805)
Stock-based compensation expense	7,216	4,597
Impairment of goodwill and intangible assets	—	171,493
Deferred income taxes	28,400	(2,310)
Change in other assets	1,616	265
Change in non-current liabilities	(1,312)	(621)
Changes in current assets and liabilities	5,536	(13,219)

Net cash provided by operating activities	123,313	186,391

Cash flows from investing activities:
Acquisition of WEDGE	—	(313,621)
Acquisition of Competition Wireline	—	(26,772)
Acquisition of other production services businesses	—	(9,301)
Purchases of property and equipment	(114,712)	(147,455)
Purchase of auction rate securities	—	(15,900)
Proceeds from sale of property and equipment	767	4,008
Proceeds from insurance recoveries	36	3,426

Net cash used in investing activities	(113,909)	(505,615)

Cash flows from financing activities:
Debt repayments	(17,298)	(87,767)
Proceeds from issuance of debt	—	359,400
Debt issuance costs	(2,560)	(3,319)
Proceeds from exercise of options	—	784
Proceeds from sale of common stock, net of offering costs of $454	24,043	—
Purchase of treasury stock	(31)	—
Excess tax benefit effect of stock option exercises	—	244

Net cash (used in) provided by financing activities	4,154	269,342

Net increase (decrease) in cash and cash equivalents	13,558	(49,882)
Beginning cash and cash equivalents	26,821	76,703

Ending cash and cash equivalents	$40,379	$26,821

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except average number of drilling rigs, utilization rate and revenue day information)

(unaudited)

	Three months ended			Years ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008
Drilling Services Division:
Revenues	$54,581	$123,303	$48,084	$219,751	$456,890
Operating costs	39,463	71,731	35,315	147,343	269,846

Drilling services margin (1)	$15,118	$51,572	$12,769	$72,408	$187,044

Average number of drilling rigs	71.0	68.7	71.0	70.7	67.4
Utilization rate	41%	87%	35%	41%	89%
Revenue days	2,686	5,529	2,271	10,491	22,057

Average revenues per day	$20,321	$22,301	$21,173	$20,947	$20,714
Average operating costs per day	14,692	12,974	15,550	14,045	12,234

Drilling services margin per day (2)	$5,629	$9,327	$5,623	$6,902	$8,480

Production Services Division:
Revenues	$26,630	$47,392	$26,282	$105,786	$153,994
Operating costs	17,752	26,226	16,638	68,012	80,097

Production services margin (1)	$8,878	$21,166	$9,644	$37,774	$73,897

Combined:
Revenues	$81,211	$170,695	$74,366	$325,537	$610,884
Operating Costs	57,215	97,957	51,953	215,355	349,943

Combined margin	$23,996	$72,738	$22,413	$110,182	$260,941

EBITDA (3)	$14,066	$60,447	$15,152	$74,942	$214,766

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net earnings (loss) is included in the table below. Drilling services margin and production services margin as presented may not be comparable to other similarly titled measures reported by other companies.
(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.
(3)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net earnings (loss) as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the table below. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

(unaudited)

						Budget
	Three months ended			Years ended		Year Ending
	December 31,		September 30,	December 31,		December 31,
	2009	2008	2009	2009	2008	2010
Capital expenditures:

Drilling Services Division:
Routine rigs	$2,911	$5,209	$1,026	$9,621	$16,766	$13,000
Discretionary	36,342	13,105	14,932	62,791	61,034	44,000
Tubulars	1,507	44	92	3,569	1,094	4,000
New-builds and acquisitions	—	16,916	—	—	30,281	—

Total Drilling Services Division capital expenditures	40,760	35,274	16,050	75,981	109,175	61,000

Production Services Division:
Routine	1,295	1,337	1,283	5,314	4,740	5,000
Discretionary	354	146	285	810	1,175	4,000
New-builds and acquisitions	3,583	10,563	729	9,038	33,006	10,000

Total Production Services Division capital expenditures	5,232	12,046	2,297	15,162	38,921	19,000

Actual and budgeted capital expenditures	45,992	47,320	18,347	91,143	148,096	80,000

Budgeted capital expenditures approved in 2009 that will be incurred in 2010	—	—	—	—	—	17,100
Budgeted capital expenditures approved in 2008 that was incurred in 2009	—	—	894	19,310	—	—

	$45,992	$47,320	$19,241	$110,453	$148,096	$97,100

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Workover Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	14	2	16
1000 HP	18	12	30
1200 to 2000 HP	3	16	19

Total	41	30	71

Drilling rig depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 25,000 feet	3	21	24

Total	41	30	71

Production Services Division:

Workover rig horsepower ratings:
400 HP			1
550 HP			69
600 HP			4

Total			74

Wireline units			65

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Combined Drilling Services Margin and Production

Services Margin and EBITDA to Net Earnings (Loss)

(in thousands)

(unaudited)

	Three months ended			Years ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008

Combined margin	$23,996	$72,738	$22,413	$110,182	$260,941

Selling, general and administrative	(9,608)	(12,123)	(8,892)	(37,478)	(44,834)
Bad debt recovery (expense)	(71)	(639)	1,409	1,642	(423)
Other income (expense)	(251)	471	222	596	(918)

EBITDA	14,066	60,447	15,152	74,942	214,766

Depreciation and amortization	(27,719)	(26,221)	(26,952)	(106,186)	(88,145)
Impairment of goodwill	—	(118,646)	—	—	(118,646)
Impairment of intangible assets	—	(52,847)	—	—	(52,847)
Interest income (expense), net	(3,555)	(3,199)	(1,796)	(8,928)	(11,816)
Income tax benefit (expense)	8,824	22,562	4,406	16,957	(6,057)

Net earnings (loss)	$(8,384)	$(117,904)	$(9,190)	$(23,215)	$(62,745)

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Net Loss as Reported to Net Loss Adjusted to Exclude the Tax Benefit of the

Release of the Valuation Allowance on Deferred Tax Assets

(in thousands, except per share data)

	Three months ended December 31, 2009	Year ended December 31, 2009

Net loss as reported	$(8,384)	$(23,215)

Less: Tax benefit of the release of the valuation allowance for deferred tax assets	(3,466)	(3,466)

Net loss adjusted to exclude the tax benefit of the release of the valuation allowance on deferred tax assets (4)	$(11,850)	$(26,681)

Basic weighted average number of shares outstanding, as reported	51,742	50,313

Diluted EPS adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets (5)	$(0.23)	$(0.53)

Diluted EPS as reported (5)	$(0.16)	$(0.46)

(4)	We believe that net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets is a useful measure for evaluating financial performance, although it is not a measure of financial performance under GAAP. A reconciliation of net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets to net loss as reported is included in the table above. This tax benefit is associated with foreign net operating losses that we expect to apply against future taxable income. Net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets as presented may not be comparable to other similarly titled measures reported by other companies.
(5)	The effect of dilutive securities is not reflected in diluted EPS because the effect of their inclusion would be antidilutive, or would decrease the reported loss per share. Therefore, basic EPS is the same as diluted EPS.

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